NEWS RELEASE
For Immediate Release-Draft
Contact: Investor Relations

(206) 298-2909
Contact: Investor Relations

(206) 298-2909

EMERITUS COMPLETES ACQUISITION OF NINE COMMUNITIES
- Company Closes on 53 Communities in the Third Quarter -

SEATTLE, WA,  September 4, 2007 -- Emeritus Corporation (AMEX: ESC), a national provider of assisted living and related services to senior citizens, announced today that it has completed the acquisition of nine communities formerly leased and operated by the Company.  The purchase price was $88.0 million, excluding transaction costs.  As previously announced in June 2007, the nine communities comprise 733 units, are all located in the state of New York, and offer assisted living and memory loss services to seniors.

The acquisition was financed in part by Red Mortgage Capital, Inc. through mortgage debt of approximately $67.8 million at an annual interest rate of 6.185%.

During the third quarter of 2007, with the closing of the nine communities, the Company has closed on a total of 45 communities formerly leased and operated by the Company and eight formerly leased by Summerville Senior Living, Inc.

ABOUT THE COMPANY

Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  The Company’s communities provide a residential housing alternative for senior citizens who need help with the activities of daily living with an emphasis on assistance with personal care services to provide residents with an opportunity for support in the aging process.  Emeritus currently operates 287 communities in 36 states representing capacity for approximately 24,712 units and 29,474 residents.  For more information about Emeritus, visit the Company's Web site at www.emeritus.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  A number of the matters and subject areas discussed in this release that are not historical or current facts deal with potential future circumstances, operations, and prospects.  The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from our actual future experience as a result of such factors as: the effects of competition and economic conditions on the occupancy levels in our communities; our ability under current market conditions to maintain and increase our resident charges in accordance with our rate enhancement programs without adversely affecting occupancy levels; increases in interest costs as a result of re-financings; our ability to control community operation expenses, including insurance and utility costs, without adversely affecting the level of occupancy and the level of resident charges; our ability to generate cash flow sufficient to service our debt and other fixed payment requirements; our ability to find sources of financing and capital on satisfactory terms to meet our cash requirements to the extent that they are not met by operations, and other uncertainties related to professional liability claims.  We have attempted to identify, in context, certain of the factors that we currently believe may cause actual future experience and results to differ from our current expectations regarding the relevant matter or subject area.  These and other risks and uncertainties are detailed in our reports filed with the Securities and Exchange Commission (SEC), including our Annual Reports Form 10-K and Quarterly Reports Form 10-Q.